Exhibit 23.3

As independent oil and gas consultants, the undersigned hereby consents to the use of information contained in our report in this Form S-3 of Ring Energy, Inc. (including the related prospectus) to be filed with the Securities and Exchange Commission on or about November 14, 2014 and any amendments thereto (the “Registration Statement”) and to all references to our firm in the Registration Statement.

CAWLEY , GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas

November 14, 2014